Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-251603) pertaining to the Paya Holdings Inc. Omnibus Incentive Plan of our report dated March 14, 2022, with respect to the consolidated financial statements of Paya Holdings Inc. and the effectiveness of internal control over financial reporting of Paya Holdings Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Tysons, Virginia
March 14, 2022